Exhibit 4.34

AMENDMENT TO

LOCK UP AGREEMENT

THIS AMENDMENT TO LOCK UP AGREEMENT (this “Amendment”), dated as of August 19, 2014, to the Lock Up Agreement, dated as of March 14, 2011 (the “Agreement”), is made by and among Seaspan Corporation (the “Company”), Gerry Wang (“Wang”) and the holders of the Company’s capital stock identified on the signature page to this Amendment (collectively, with Wang, the “Stockholders,” and each, individually, a “Stockholder”). Capitalized terms that are used but not otherwise defined herein shall have meanings ascribed to such terms in the Agreement.

WHEREAS, the Company and Wang are entering into amendments to (a) that certain Amended and Restated Executive Employment Agreement, dated as of December 7, 2012 (as the same may be amended from time to time, the “Employment Agreement”) and (b) that certain Amended and Restated Transaction Services Agreement, dated as of December 7, 2012 (as the same may be amended from time to time, the “Transaction Services Agreement”);

WHEREAS, under the terms of the Agreement, certain Shares of the Stockholders are subject to the restrictions on transfer set forth therein; and

WHEREAS, as an inducement to entering into the amendments to the Employment Agreement and the Transaction Services Agreement, the Company and the Stockholders desire to amend the Agreement in accordance with Section 7(d) of the Agreement as set forth herein, to extend the term of the Lock-Up Period.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Agreement

(a) Clause (ii) of the definition of “Lockup Securities” as set forth in Section 1(f) of the Agreement is hereby deleted and replaced in its entirety with the following:

“ii.	during the period from March 14, 2014 until March 31, 2016, with respect to the Stockholders in the aggregate, an amount of Shares equal to (A) twenty-five percent (25%) of the Initial Shares plus (B) twenty-five percent (25%) of the First Period Additional Shares plus (C) upon the issuance of additional Shares to the Stockholders (or their Affiliates) (1) pursuant to the Employment Agreement or the Transaction Services Agreement or (2) in connection with the acquisition of Seaspan Ship Management Ltd. by the Company, during the period from March 14, 2014 until March 31, 2016, twenty-five percent (25%) of such additional Shares.”

(b) The definition of “Lock-Up Period” as set forth in Section 2(a) of the Agreement is hereby amended by deleting the words “During the period from the date hereof until the fourth anniversary of the date hereof” and by replacing them with the words “During the period from the date hereof until March 31, 2016”.

2. Full Force and Effect. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. Except as amended by this Amendment, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and the parties hereby ratify and confirm the Agreement in all respects, as amended hereby.

3. Governing Law. This Amendment is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia, without giving effect to any conflict or choice of law provisions thereof.

4. Entire Agreement. This Amendment and the Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous understandings and written or oral agreements among them pertaining thereto.

5. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. This Amendment may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Mark Chu
Name:	Mark Chu
Title:	General Counsel

[Signature page to Amendment to Lock Up Agreement]

THE STOCKHOLDERS

/s/ Gerry Wang
Gerry Wang

/s/ Cathy Ma
Cathy Ma

[Signature page to Amendment to Lock Up Agreement]